UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2006

THE MONEY TREE INC

(Exact name of registrant as specified in its charter)

Georgia	333-122531	58-2171386
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

114 South Broad Street, Bainbridge, Georgia	39817
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (229) 246-6536

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On December 8, 2006, the management of The Money Tree Inc. (the “Company”) concluded that the previously issued audited Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, for each of the years and related quarters for the three-year period ended September 25, 2005, should no longer be relied upon because of an error in the statements. In the process of completing the financial statements as of, and for the year ended September 25, 2006, it was discovered that amounts were omitted that went into the determination of the net finance receivables and interest income. The amount of unearned interest on auto sales finance receivables was erroneously reported. This error effects net income, total assets, total liabilities, and shareholders’ equity. As soon as practicable, the Company expects to restate its financial statements to accurately reflect its financial position and results of operations.

The error in the financial statements disclosed above was, in part, caused by a material weakness in the company's internal control over financing reporting, i.e., there was a lack of verification of reported amounts included in the determination of the net finance receivables. The Company is committed to remedying the deficiency and weakness and is implementing certain remedial measures, including (i) the provision of additional training to our personnel responsible for compiling the related data, and (ii) the reassessment of our existing finance and accounting policies and procedures.

The Company has discussed with Carr, Riggs & Ingram, LLC, the Company’s independent registered public accounting firm, the matters described above.

In light of this error in the financial statements, the Company has suspended its public offering of Series A Variable Rate Subordinated Debentures (Commission File No. 333-122531) and Subordinated Demand Notes (Commission File No. 333-122533) until such time as the restated financial statements are filed with the Securities and Exchange Commission.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MONEY TREE INC
(Registrant)

Date: December 14, 2006	By:	/s/ Steven P. Morrison
Steven P. Morrison
Chief Financial Officer

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